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                      Horizon Organic Holding Corporation

                            Dairy Business Agreement

                                  by and among

                      Horizon Organic Holding Corporation,

                                 H.P. Hood Inc.

                                      and

                             The Organic Cow L.L.C.

                                 April 30, 1999

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                                       1.
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                            DAIRY BUSINESS AGREEMENT


     This Dairy Business Agreement (the "Agreement") is made as of the 30th day of April, 1999 (the "Agreement Date") by and among Horizon Organic Holding Corporation, a Delaware corporation ("Horizon"), H. P. Hood Inc., a Massachusetts corporation ("Hood"), and The Organic Cow L.L.C., a Vermont
limited liability company ("TOC"), the manager of which is Hood.   Hood and TOC
are referred to collectively herein as the "Hood Companies".

     WHEREAS, TOC owns all right, title, and interest in the Trademarks (as defined below), and has established substantial recognition and good will for the Trademarks in a variety of ways in connection with the TOC Organic Dairy Business;

     WHEREAS, the Hood Companies have relationships with producers, processors and customers for the production, processing and distribution of products for the TOC Organic Dairy Business;

     WHEREAS, Horizon wishes to expand its supply of raw milk for processing, to expand its market for the sale of processed organic fluid milk by using Hood's established East Coast distribution system, and to obtain the Trademarks; and

     WHEREAS, the Hood Companies wish to expand and strengthen their marketing and distribution of organic products, to use Horizon as their sole source of organic products, and to enter into a long-term supply and distribution arrangement with Horizon, and sell the Trademarks;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Horizon, Hood and TOC agree as follows:

1.  SALE OF ASSETS; RELATED TRANSACTIONS

    At the Closing (as defined in Section 3.1 below):

    1.1 Sale of Assets. The Hood Companies will sell, assign, transfer, convey and deliver to Horizon, at the Closing (as defined below), good, valid and marketable title to the Assets free of any encumbrances other than the Assumed Obligations on the terms and subject to the conditions set forth in this Agreement.

    1.2 Non-Competition Agreement. The Hood Companies shall enter into a Non-Competition Agreement substantially in the form attached hereto as Exhibit A
                                                                   ---------
(the "Non-Competition Agreement").

    1.3  Assignment of Rights and Assumption of Assumed Obligations.   The Hood
Companies shall assign, transfer, convey and deliver to Horizon all of their right, title and interest in the Assets, and Horizon shall assume the Assumed Obligations by delivering the Assignment and Assumption in substantially the form attached hereto as Exhibit B (the "Assignment").
                        ----------

                                       2.
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    1.4  Supply and Distribution Agreement.   The parties shall enter into the
Supply and Distribution Agreement substantially in the form attached hereto as Exhibit C (the "Distribution Agreement").
---------

    1.5 Co-Packing and Interim Processing Agreement. The parties shall enter into the Co-Packing and Interim Processing Agreement substantially in the form attached hereto as Exhibit D (the "Processing Agreement")
                   ---------

The Non-Competition Agreement, the Assignment, the Distribution Agreement and the Processing Agreement are collectively referred to as the "Transactional Agreements").

2.  MILK SUPPLY PRIOR TO AND AFTER CLOSING

    2.1  Amendment Agreements.    After the Closing, the Hood Companies will
cooperate with Horizon and use their reasonable commercial efforts to obtain amendments to the Supply Contracts (the "Amendment Agreements"). The costs associated with preparing and obtaining the Amendment Agreements will be borne by Horizon. The Amendment Agreements will provide, effective as of the Closing Date, that:

         (a) All farm milk supplied to Horizon or the Hood Companies for processing dairy products to be offered for sale as "organic" will be accepted into the supply only if the farmers from which such supply is purchased certify that the animals producing the farm milk have been fed organic feed exclusively during the prior twelve (12) months and have not been treated with antibiotics or recombinant bovine somatotropin ("rBST") during the prior three (3) months and, in the future, will be fed organic feed exclusively and will not be treated with antibiotics or rBST during the term of such farmer's Supply Contract.

         (b) Horizon is included as a party and the Hood Companies are removed as parties, or otherwise permit the Hood Companies to assign their rights under the Supply Contracts to Horizon.

    2.2 Non-Amended Supply Contracts. The Hood Companies shall continue to perform their obligations under all Supply Contracts that are not amended to name Horizon as a party or to permit assignment to Horizon. The Hood Companies will sell to Horizon one hundred percent (100%) of the farm milk available under such Supply Contracts at the cost to the Hood Companies of such farm milk (which will include no administrative or processing costs other than those incurred by the Hood Companies to purchase and resell such farm milk to Horizon), and Hood will agree that no "material changes" will be made by them in such Supply Contracts (other than as set forth in Section 2.1) unless prior written approval is received from Horizon. "Material change" means and includes any change in the number of farms and any change in farm milk pricing. The Hood Companies will make all reasonable efforts to ensure that the size of the herds on the farms under such Supply Contracts will not change in any material way, unless approved in advance in writing by Horizon. The Hood Companies will enforce their rights under such Supply Contracts on behalf of Horizon at Horizon's reasonable request and expense, and will designate Horizon as their agents to communicate with the farmers and to manage the milk supply on their behalf. In that regard, the Hood Companies further agree that they will not permit any Supply Contract to be renewed, whether by the consent of the Hood

                                       3.
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Companies or automatically by the terms of such Supply Contract, without
Horizon's prior written consent. Any farmer who is not willing to comply with the Organic Standards, shall be removed from the organic milk supply at the end of the current term of such farmer's Supply Contract.

    2.3 TOC Employees. Effective the day after the Agreement Date, Horizon will be free to hire the TOC Business Manager, the TOC Sales Director and the employees of the Tunbridge, Vermont TOC office. As of the date of first disclosure pursuant to Section 9.2, Horizon will be allowed to interview each of the above-named TOC employees to determine their interest in and fit with the Horizon organization. If Horizon chooses not to offer employment to one or more of the TOC employees or if one or more of the TOC employees decline an offer of employment by Horizon, then the Hood Companies will use reasonable efforts to provide the services of those employees (the "Transition Employees") to Horizon for a transitional period of up to six (6) months following the Closing Date (the "Transition Period"). Horizon will reimburse the Hood Companies for all salary-related costs (i.e. salary plus benefits) for Transition Employees. During the Transition Period, except for the TOC Sales Manager, the Transition Employees will spend one hundred percent (100%) of their time on the Horizon Organic Dairy Business but each will remain an employee of one of the Hood Companies. The Sales Manager will spend about fifty percent (50%) of his time on the TOC business, the same percentage of time that he currently spends on TOC and will remain a Hood employee. At the end of the Transition Period, Horizon will have no more responsibility for the Transition Employees and the Hood Companies will no longer have any obligation to make the services of the Transition Employees available to Horizon.

3.  THE CLOSING

    3.1 The Closing. The Closing of the transactions provided for in this Agreement (the Closing) shall take place beginning at approximately 9:00 a.m. MST on April 30, 1999. At or before such time, the Hood Companies shall transmit facsimile copies of the original signed documents described in Section 3.2 (b) through (g) to the offices of the Purchaser's counsel, Cooley Godward llp. Upon receipt of such facsimile copies, Horizon shall initiate the wire transfer to the account of the Hood Companies described in Section 4.3. and shall transmit facsimile copies of the original signed documents described in Section 3.2(b) through (g) to the offices of the Hood Companies' counsel, Sullivan & Worcester LLP. Upon notice from Fleet Bank of receipt of the funds, the Hood Companies shall cause the documents signed by them to be sent to Horizon's counsel, and Horizon shall cause the documents signed by it to be sent to the offices of Hood Companies' counsel, in each case by overnight courier, with signature required upon delivery. If more convenient to do so, the Closing may be held at a gathering of representatives of Horizon and Hood at the offices of Hood, at 11:30 A.M. on April 30, 1999, or at such other place or time as Horizon may reasonably designate, but in no event later than 1:00 p.m. MST, April 30, 1999. The date of the Closing is referred to herein as the "Closing Date."

    3.2  Delivery of Consideration and Documentation.  At the Closing:

         (a) Horizon shall pay Hood the first Installment (as defined below) in cash by wire transfer as contemplated by Section 5 below; and

                                       4.
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    (b) The parties hereto shall execute and deliver to one another the documents described in Section 4.

4.  Closing Conditions.

    4.1 Horizon. The obligations of Horizon to consummate the transactions contemplated hereby are conditioned on the satisfaction, unless waived, of the following conditions at or prior to the Closing:

         (a) Approval of the proposed transactions by Horizon's Board of Directors;

         (b) The representations and warranties of the Hood Companies set forth in Section 6 shall be true and correct at and as of the Closing Date as if made on the Closing Date;

         (c) The Hood Companies shall have performed or complied with their agreements and covenants required to be performed or complied with under this Agreement;
         (d) No action, suit or proceeding shall be pending or threatened by or before any governmental agency or Court wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect adversely the right of Horizon to own, operate or control any of the Assets or exercise its rights under the Contracts following the Closing Date, and no such judgment, order, decree, stipulation or injunction shall be in effect;

         (e) There shall not have occurred a change, or an event involving a prospective change, in the Organic Dairy Business which could, individually or in the aggregate, result in a material adverse effect on the Organic Dairy Business;

         (f) All of the consents from third parties listed in Section 6.4 of the Disclosure Schedule (the "Consents") shall have been obtained by the Hood Companies;

         (g) The Hood Companies shall have delivered to Horizon a certificate to the effect that the conditions specified in Section 4.1 (b) (d) and (e) and in
Section 4.2 (a) have been satisfied in all material respects.

         (h) Horizon shall have completed its due diligence review of the TOC Organic Dairy Business as heretofore conducted by the Hood Companies. At the Closing, Hood must provide Horizon with copies of complete 1998 customer lists (for the period between July 1998 through December 1998) detailing purchases by customer by SKU by case cost by month (in cases) for customers in the Territory.

         (i) The Hood Companies shall have executed and delivered to Horizon the Transactional Agreements to which each, respectively, is a party.

         (j) The Hood Companies shall have taken such steps as maybe required to assign the Employment Agreements by and among (i) Peter Flint and the Hood Companies dated as of May 1, 1997 and (ii) L. Ferris Flint and the Hood Companies dated as of May 1, 1997

                                       5.
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(together, the "Flint Employment Agreements" and each a "Flint Employment
Agreement") to Horizon.

     4.2 Hood. The obligations of the Hood Companies to consummate the transactions contemplated hereby are conditioned upon:

         (a) Approval of the proposed transactions by Hood's Board of Directors;

         (b) The representations and warranties of Horizon set forth in Section 7 shall be true and correct at and as of the Closing Date as if made on the Closing Date;

         (c) Horizon shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement;

         (d) No action, suit or proceeding shall be pending or threatened by or before any court or governmental agency wherein an unfavorable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Hood to exercise its rights, or (D) prevent or inhibit Horizon from performing its obligations under the Distribution Agreement, and no such judgment, order, decree, stipulation or injunction shall be in effect;

         (e) There shall not have occurred a change, or an event involving a prospective change, in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Horizon which could, individually or in the aggregate, result in a material adverse effect on the assets, business, results of operations, condition (financial or otherwise) or future prospects of Horizon;

         (f) Horizon shall have delivered to the Hood Companies a certificate to the effect that each of the conditions specified in Section 4.2 (b), (d) and (e) and in Section 4.1 (a) have been satisfied in all material respects, and Horizon shall have delivered to Hood a complete list of the customers of Horizon detailing purchases by customer by SKU by case cost by month (in cases) for customers located within the Territory that purchase from Horizon Organic White Fluid Milk or Other Organic Dairy Products;.

         (g) Horizon shall have executed and delivered to the Hood Companies each of the Transactional Agreements to which Horizon is a party.

         (h) Horizon shall have paid to the Hood Companies the first Installment described in Section 5, and Horizon shall have delivered to Hood an irrevocable standby letter of credit in the form attached hereto as Exhibit E (the "Letter
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of Credit").

5.  FEES

    5.1  Amount and Consideration.

         (a) Horizon shall pay the Hood Companies Ten Million Eight Hundred Fifty-One Thousand Three Hundred Eight and forty-six one hundreths dollars ($10,851,308.46).

                                       6.
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Horizon and Hood agree that the twelve million dollars, when and as paid, shall be allocated to payment for the Assets.

         (b) Horizon shall pay to the Hood Companies the value of the Inventory.

         (c) $100 shall be allocated to the payments for the Assets, other than the Trademarks and Inventory. $10,851,208.46 shall be allocated to payment for the Trademarks and the payment made in respect of the Inventory shall be allocated to the Inventory.

         (d) The Hood Companies shall reimburse Horizon within 10 days after receipt of written notice from Horizon that it has made a payment to Peter Flint of the amounts described in Section 1 of Peter Flint's Employment Agreement to be assigned hereunder until the earlier of (i) the date of the execution of a new employment agreement with Peter Flint (if such an agreement is executed as of the date hereof, Hood shall have no obligation to Horizon with respect to Peter Flint's Employment Agreement after the Closing), or (ii) June 15, 2001. The Hood Companies will also reimburse Horizon within 10 days after receipt of written notice from Horizon that it has made a payment to L. Ferris Flint pursuant to her Employment Agreement to be assigned hereunder which terminates June 15, 2001.

    5.2  Manner of Payment.

         (a) Payment of Ten Million Eight Hundred Fifty-One Thousand Three Hundred Eight and forty-six one hundreths dollars ($10,851,308.46) shall be paid
(x) in cash at Closing in the amount of Two Million Four Hundred Thousand Dollars ($2,400,000) and (y) by the delivery to Hood at Closing of Horizon's Promissory Note in the amount of Eight Million Four Hundred Fifty-One Thousand Three Hundred Eight and forty-six one hundreths dollars ($8,451,308.46), with simple interest thereon at the rate of five and three tenths percent (5.3%) per annum. Horizon shall pay at Closing, and on the due date of each installment under the Promissory Note (each, an "Installment"), by wire transfer of funds to an account designated by Hood by notice to Horizon at least two (2) business days prior to the date that the Installment is due.

         (b) Within 5 business days after the completion of the physical inventory provided for in Section 6.15 below, Hood shall deliver a written statement to Horizon which sets forth the value of the Inventory pursuant to
Section 6.15. Within 5 business days after the receipt of such notice, Horizon shall pay to Hood in cash the value of such Inventory. In the event that the parties do not agree on the value of the Inventory set forth in the written notice provided by Hood, they shall settle any dispute pursuant to the terms of
Section 10.11.

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOOD COMPANIES

     Each of Hood and TOC represent, warrant and covenant, only with respect to the TOC Organic Dairy Business, to and for the benefit of Horizon, that, except as set forth in a disclosure schedule dated as of the date of this Agreement and delivered to Horizon by or on behalf of the Hood Companies (the "Disclosure Schedule"):

                                       7.
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    6.1  Due Organization; No Subsidiaries; Etc.   Hood is a corporation duly
incorporated and organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and TOC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Vermont.

    6.2 Authority; Binding Nature of Agreements. The Hood Companies have full corporate power and authority to enter into and to perform their obligations under the Transactional Agreements, and the execution, delivery and performance by the Hood Companies of the Transactional Agreements have been duly authorized by all necessary corporate or limited liability company action on the part of the Hood Companies and their respective shareholders, board of directors, members and manager. This Agreement constitutes the legal, valid and binding obligation of the Hood Companies, enforceable against each of the Hood Companies in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which each of the Hood Companies is a party, or to which both of the Hood Companies are parties, will constitute the legal, valid and binding obligation of each or both of the Hood Companies and will be enforceable against the Hood Companies in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights.

    6.3 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements by the Hood Companies, nor the consummation or performance of any of the transactions by them, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Hood Companies are subject, or to which either of them is subject.

    6.4 Financial Information. The Hood Companies have delivered to Horizon the following financial information regarding the TOC Organic Dairy Business: sales revenues, marketing expenses, selling expenses and the administrative cost of operating the Tunbridge, Vermont facility of TOC for the period January 1, 1998 to December 31, 1998. Such information is accurate and complete in all material respects.

    6.5 Absence of Changes. Except as set forth in Section 6.5 of the Disclosure Schedule, since December 31, 1998:

         (a) There has not been any material adverse change in, and no event has occurred that has had a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of TOC Organic Dairy Business;

         (b) The Hood Companies have not sold or otherwise transferred, or leased or licensed, the Assets, or any other assets of the TOC Organic Dairy Business that are necessary for its operation, to any other person other than the sale of inventory in the ordinary course of business;

                                       8.
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         (c) TOC has not entered into any transaction with respect to the TOC
Organic Dairy Business or the Assets or taken any other action outside the ordinary course of business with respect to the TOC Organic Dairy Business or the Assets other than the transactions contemplated hereby; and

         (d) The Hood Companies have not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(b)" or "(c)" above.

    6.6 Title to Assets. The Hood Companies own, and have good, valid and marketable title to, all of the Assets free and clear of any encumbrances.
Schedule 1.1 identifies all of the Assets that are being sold or transferred to Horizon.

    6.7 Sales. The Hood Companies have previously delivered an accurate and complete breakdown of the revenues received from the Hood Companies' major TOC Organic Dairy Business customers for each of the months in the period from January 1, 1998 through March 31, 1999. To the best of the Hood Companies' knowledge, the Hood Companies have not received any notice or other communication (in writing or otherwise), or any other information, indicating that any major TOC Organic Dairy Business customer of the Hood Companies (for purposes of this section, "major" means a customer who represents five percent (5%) or more of TOC sales during such fifteen month period), intends to cease dealing with the Hood Companies.

    6.8 Coupons and Promotions. No promotion, rebate, credit, allowance, coupon or any other trade or consumer deals on organic products processed, marketed or sold by the TOC Organic Dairy Business (collectively, the "Promotions") will continue beyond the Closing Date other than those disclosed in Section 6.8 (a) of the Disclosure Schedule. The Hood Companies have paid for or will pay for all Promotions on products invoiced on or before the Closing Date, including any promotions which have occurred but have not been invoiced.
Section 6.8 (b) of the Disclosure Schedule lists all proposals for new Promotions that have been presented by the Hood Companies to wholesale or retail customers on or prior to the Closing Date, but that have not yet been accepted.

    6.9  Proprietary Assets.

         (a)  The Hood Companies:

              (i) Have good, valid and marketable title to the Proprietary Assets, free and clear of all encumbrances, are free to use, modify, copy, distribute, sell, license or otherwise exploit the Proprietary Assets on an exclusive basis without infringing upon the rights of others;

              (ii) Have no independent knowledge and have not received any oral or written communication not previously disclosed to Horizon alleging that:

                   (1) They do not have a valid right to use or otherwise exploit, or to license others to use or otherwise exploit, the Proprietary Assets;

                   (2)  The Proprietary Assets are not valid or subsisting; and

                                       9.
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                      (3) Any of the Proprietary Assets infringes upon or
conflicts with any Proprietary Asset owned or used by any other person; and

               (iii)  Have not licensed the Proprietary Assets to any Person.

    6.10 Contracts.

         (a) Section 6.10 of the Disclosure Schedule sets forth a list of each of the Contracts, and a list of each Consent that Horizon desires the Hood Companies to obtain. To the best of the Hood Companies' knowledge, each Contract is valid and in full force and effect.

         (b) Except as set forth in Section 6.10 of the Disclosure Schedule, the Hood Companies have not materially violated or breached, or declared or committed any default under, any of the Contracts; and, to the best of the knowledge of the Hood Companies, no other person has violated or breached, or declared or committed any default under, any of the Contracts. No event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (i) result in a violation or breach of any of the material provisions of any of the Contracts by the Hood Companies, (ii) to the best of the Hood Companies' knowledge, give any person the right to declare a default or exercise any remedy under any of the Contracts, (iii) to the best of the Hood Companies' knowledge, give any person the right to accelerate the maturity or performance of any of the Contracts, or (iv) to the best of the Hood Companies' knowledge, give any person the right to cancel, terminate or modify any of the Contracts. The Hood Companies have not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any of the Contracts. The Hood Companies have not waived any right under any of the Contracts.

    6.11 Liabilities.  With regard to the Organic Diary Business:

         (a) The Hood Companies have paid all trade concessions on guaranteed sales, spoilage credits and customer reclamation charges and handling fees granted for the period from November 1, 1998 through the Closing Date;

         (b) To the best of the Hood Companies' knowledge, they have not received any notice or other communication (in writing or otherwise) from any person regarding any actual, alleged, possible or potential product liability claim; and

         (c) The Hood Companies have paid all co-op and handling fees which they were required to pay for the period from November 1, 1998 through the Closing Date.

    6.12 Compliance With Legal Requirements. Except as set forth in Section 6.12 of the Disclosure Schedule: (a) the Hood Companies are in compliance in all material respects with each legal requirement that is applicable to the TOC Organic Dairy Business or the ownership or use of any of the Assets; (b) to the best of the Hood Companies' knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Hood Companies of, or a failure on the part of the Hood Companies to comply with, any material legal requirement; and (c) to the best of the Hood Companies' knowledge, the Hood Companies have not received any

                                      10.
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notice or other communication (in writing or otherwise) from any governmental body or any other person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any material legal requirement applicable to the TOC Organic Dairy Business or the ownership or use of any of the Assets.

    6.13 Proceedings; Orders. There is no pending proceeding, and, to the best of the knowledge of the Hood Companies, no person has threatened to commence any proceeding: (i) that involves the TOC Organic Dairy Business or that otherwise relates to or might affect the TOC Organic Dairy Business or any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the best of the knowledge of the Hood Companies, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding. There is no order to which the TOC Organic Dairy Business or any of the Assets is subject; and to the best knowledge of the Hood Companies, no third party is subject to any order that adversely affects the TOC Organic Dairy Business or any of the Assets. To the best of the knowledge of the Hood Companies, there is no proposed order that, if issued or otherwise put into effect may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

    6.14 Products. During the two years prior to the Closing Date, no product manufactured or sold by the Hood Companies under the Trademarks has been the subject of any recall or other similar action; and no event has occurred, and to the best of the Hood Companies' knowledge, no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

    6.15 Organic Claims. With respect to each claim, representation, statement or warranty, expressed or implied, relating to the organic character of the TOC Organic Dairy Business' products and their ingredients and constituents, whether appearing on or communicated in labels, labeling, advertising or in any other medium whatsoever (each an "Organic Claim"):

          (a) All Organic Claims for products bearing the trademarks included in the Proprietary Assets and/or manufactured, distributed or sold by the TOC Organic Dairy Business, at all times have been in strict compliance with the rules of the Northeast Organic Farmers Association of Vermont, by Northeast Organic Farmers Association of New York or by Maine Organic Farming and Gardening Association;

          (b) The Hood Companies have not received or become aware of any allegations by governmental or private entities that its products do not conform with the representations in subsection (a) hereinabove;

          (c) The Hood Companies have not received and are not aware of any test, laboratory results, pesticide residue samples or other data which substantiate or may substantiate that any products of do not meet the representations contained in subsection (a) hereinabove; and

                                      11.

          (d) The Hood Companies have retained, since inception, all records and documentation necessary or mandated for retention to demonstrate compliance by the Hood Companies under subsection (a) hereinabove and the Hood Companies have delivered to Horizon copies of all certifications of the Organic Claims made under the Organic Standards by the Hood Companies or relating to the TOC Organic Dairy Business.

    6.16 Inventory. The inventory transferred to Horizon (the "Inventory") will be comprised of the glass bottle inventory from the Bread and Circus contract and packaging inventory from the Whittier plant. This inventory will be sold to Horizon at Hood's cost with no mark-up based on a physical inventory taken within one week of the Closing. All inventory to be transferred to Horizon will be merchantable, fit for its intended purpose and in full compliance with the Federal Food Drug and Cosmetic Act of 1938, as amended, the Federal Fair Packaging and Labeling Act of 1966, as amended ,and any other applicable federal, state or local food and drug, consumer safety or consumer protection law or regulation and will comply with all other applicable state and local laws and regulations.

    6.17 Brokers. To the extent that the Hood Companies have agreed to pay any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated hereby, they will be solely responsible for the payment of such commission or fee.

    6.18 Confidentiality. The Hood Companies will use the customer information and lists delivered to them by Horizon pursuant to Section 4.2 for planning and analysis only, and will not share such information or lists with any third parties.

7.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF HORIZON

    Horizon represents, warrants and covenants, to and for the benefit of the Hood Companies, as follows:

    7.1 Due Organization; Subsidiaries. Horizon is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business and in good standing in those jurisdictions where the failure to so qualify would have a material adverse effect on Horizon.

    7.2 Authority; Binding Nature of Agreements. Horizon has the absolute and unrestricted corporate right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by Horizon have been duly authorized by all necessary corporate action on the part of Horizon, its board of directors and its stockholders. Horizon has the absolute and unrestricted right, power and authority to enter into and perform its obligations under all Transactional Agreements to which it is a party, and the execution, delivery and performance of such agreements by Horizon have been duly authorized by all necessary action on the part of Horizon, its board of directors and its stockholders. This Agreement constitutes the legal, valid and binding obligation of Horizon, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights. Upon the execution and delivery of the Transactional Agreements to which it is a party at the Closing, such agreements will

                                      12.

constitute the legal, valid and binding obligations of Horizon, enforceable against Horizon in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights.

    7.3 Non-Contravention. Neither the execution and delivery of any of the Transactional Agreements by Horizon, nor the consummation or performance of any of the transactions by Horizon, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any governmental body or other person the right to challenge any of the transactions or to exercise any remedy or obtain any relief under, any legal requirement or any order to which Horizon is subject.

    7.4 Brokers. To the extent that Horizon has agreed to pay any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated hereby, it will be solely responsible for the payment of such commission or fee.

    7.5 Organic Claims. With respect to each Organic Claim relating to the Horizon Organic Dairy Business' products, ingredients and constituents:

         (a) All Organic Claims for products bearing Horizon's trademarks and/or manufactured, distributed or sold by the Horizon Organic Dairy Business, at all times have been in strict compliance with Organic Standards;

         (b) Horizon has not received or become aware of any allegations by governmental or private entities that its products do not conform with the representations in subsection (a) hereinabove;

         (c) Horizon has not received and is not aware of any test, laboratory results, pesticide residue samples or other data which substantiate or may substantiate that any products of do not meet the representations contained in subsection (a) hereinabove; and

         (d) Horizon has retained, since inception, all records and documentation necessary or mandated for retention to demonstrate compliance by Horizon under subsection (a) hereinabove and upon request, Horizon will deliver to the Hood Companies copies of all certifications of the Organic Claims made under the Organic Standards by the Horizon or relating to the Horizon Organic Dairy Business.

    7.6 Confidentiality. Horizon will use the customer information and lists relating to Hood's UHT customers and HTST DSD customers delivered to it by the Hood Companies for planning and analysis only, will not share such information or lists with Horizon's other distributors, and will not directly solicit those customers.

8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

    8.1 Survival of Representations and Warranties. The representations and warranties of each party to this Agreement shall survive for the one year period immediately following the Closing, except the representation set forth in
Section 6.9 which shall survive for five (5) years; provided, however, that if a Claim Notice (as defined in subsection (c) below)

                                      13.

relating to any such representation or warranty is given to the Hood Companies on or prior to the expiration of the applicable representation or warranty, then, notwithstanding anything to the contrary contained in this Section 8.1, such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 8.2) that is based directly or indirectly upon, or that relates directly or indirectly to, any breach or alleged breach of such representation or warranty or to such rights has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Hood Companies and Horizon or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

    8.2 Effect of Investigation. The representations and warranties of each party hereto and the rights and remedies that may be exercised by Horizon Indemnitees and the Hood Companies Indemnitees, as the case may be, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Hood Companies or Horizon Indemnitees or any of their respective representatives.

    8.3 Claim Notices. For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to Horizon or the Hood Companies, as the case may be, a written notice stating that such Indemnitee believes that there is or has been a breach of such representation or warranty and containing a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach.

    8.4 Incorporation of Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Hood Companies in this Agreement, and all of the Hood Companies' representations and warranties contained in this Agreement shall be deemed modified by the Disclosure Schedule provided by the Hood Companies to the extent provided in such Disclosure Schedule.

9.  FURTHER ACTIONS.

    9.1 Cooperation. From and after the Closing Date, the parties hereto and their affiliates and representatives shall cooperate with each other, and shall execute and deliver such documents and take such other actions as the other party may reasonably request, for the purpose of completing the transactions contemplated hereby.

    9.2 Publicity. The Hood Companies and Horizon agree that, on and at all times after the Agreement Date, no press release or other publicity concerning any of the transactions shall be issued or otherwise disseminated by or on behalf of the Hood Companies or Horizon without the other party's prior written consent. The Hood Companies and Horizon agree that no public announcement of the proposed transaction will be made until the earlier of (a) the Agreement Date, or (b) the parties' mutual agreement to disclose, or (c) disclosure is required by securities laws or an exchange on which the securities of either party are listed.

                                      14.

     9.3 Confidentiality. The Disclosure Agreement by and between Horizon and the Hood Companies dated as of October 28, 1998 (the "Disclosure Agreement") shall remain in full force and effect at least for the term of the Distribution Agreement.

10.  COMMON PROVISIONS

     10.1  Definitions.

     "Affiliate" means any entity which, directly or indirectly, is controlled by Horizon, Hood or TOC, as the case may be. An entity shall be deemed to be in control of another "subject" entity only if, and for so long as, such first entity owns or controls more than fifty percent (50%) of the interest or shares of the subject entity which are entitled to vote in the election of the managing authority of the subject entity.

     "Assets" means those assets set forth in Schedule 1.1 attached hereto.
                                              ------------

     "Assumed Obligations" means only those obligations set forth in Schedule
                                                                     --------
1.3 attached hereto.
---

     "Bulk Milk" means raw, "farm" or pasteurized and farm test or standardized Organic White Fluid Milk delivered in bulk quantities in tankers.

     "Contracts" means the Supply Contracts and the third party co-packing agreements described on Section 6.10 of the Disclosure Schedule to the Dairy Business Agreement and the Flint Employment Contracts.

     "Co-Packed Products" means organic cottage cheese and organic sour cream.

     "Damages" means any financial loss or liability (including legal fees, expert fees, accounting fees, advisory fees and any cost of investigation incurred therewith).

     "Fresh Milk Products" means all Organic White Fluid Milk irrespective of the mode of packaging, processed using conventional HTST processing.

     "Hood Companies Indemnitees" means the Hood Companies, their successors and assigns, and their officers, directors, employees, members and agents.

     "Horizon Indemnitees" means Horizon, its successors and assigns, and their officers, directors, employees and agents.

     "HTST" means high temperature, short-time processing procedures (i.e., processes which attain temperatures of 162 degrees Fahrenheit but which do not attain temperatures of 285 degrees Fahrenheit).

     "Indemnitees" means the Hood Companies Indemnitees and Horizon Indemnitees, as applicable.

                                      15.

     "Organic Dairy Business" means the processing, distribution and sale of Organic White Fluid Milk and Other Organic Dairy Products.

     "Organic Market Share" means the weighted average share of total retail gallons of Organic White Fluid Milk sales divided by the total retail gallons of all white fluid milk sales (organic and conventional) in the Boston, New York and Philadelphia IRI districts over a twenty six (26) week period, as measured by IRI.

     "Organic Standards" means the organic standards as practiced by Horizon in the United States, and as amended from time to time by Horizon, in its sole discretion, upon sixty (60) days prior written notice to Hood, and the adjective "organic" means meeting Organic Standards. The organic standards as practiced by Horizon in the United States are as follows:

          "The term Organic Standards means that the milk producing cows have not received any antibiotics or growth hormones ("rBST" or recombinant bovine somatotropin) within the twelve (12) month period preceding production of the milk to be certified as organic, for the twelve (12) months preceding production and at all other times subsequent are fed Organic Feed and/or graze in certified Organic Pastures. "Organic Feed" means feed which is grown and harvested from fields which are and have been free of synthetic fertilizers and pesticides for the immediately preceding thirty-six (36) month period and are certified as organic by an independent certification organization which is reasonably acceptable to Horizon such as Northeast Organic Farmers Association of Vermont (NOFA-VT), or Northeast Organic Farmers Association of New York (NOFA-NY), or Maine Organic Farming and Gardening Association (MOFGA), or Quality Assurance International, ("QAI"). "Organic Pastures" means pastures which are and have been free of any synthetic fertilizers or pesticides for the immediately preceding thirty-six (36) month period and are certified organic by NOFA-VT, NOFA-NY, MOFGA or QAI.

          Organic dairy products are made with organic milk produced as described above and other organic ingredients, and processing, manufacturing and distribution facilities are certified by an independent certification organization which is reasonably acceptable to Horizon, such as NOFA-VT, NOFA-NY, MOFGA or QAI.

     "Organic White Fluid Milk" means any fresh fluid whole milk, reduced fat milk, low fat milk, and fat free milk that has been certified as organic by NOFA-VT, NOFA-NY, MOFGA, QAI or by any other nationally recognized association approved by Horizon, and that is labeled or otherwise identified in marketing materials as "organic".

     "Other Organic Dairy Products" means any organic refrigerated or frozen dairy products, other than Organic White Fluid Milk, together with organic juices and organic eggs.

     "Other Products" means all organic products, dairy and non-dairy, and all brands of such products, other than UHT Milk Products.

     "Person" means any natural individual or any corporation, partnership, limited liability company, association, trust (inter vivos or testamentary), business trust, joint stock company,

                                      16.

joint venture, governmental unit or subdivision or agency thereof, and any other entity, however organized and whether acting pro-se or in a fiduciary or agency capacity.

     "Process", "Processed", "Processes", or "Processing" means receiving and storing Bulk Milk and other ingredients, testing, separating and heat treating such milk, mixing such milk and other ingredients and manufacturing and packaging, warehousing and loading Fresh Milk Products and Co-Packed Products for delivery.

     "Proprietary Assets" means one or more trademarks (whether registered or unregistered, and including but not limited to the "Trademarks"), trademark applications, trade names, trade dress, fictitious business names, service marks (whether registered or unregistered), service mark applications, registered or unregistered copyrights or copyright applications, or confidential know-how, protocols, formulations, operating guides, product standards, processing specifications and other confidential intellectual property relating primarily to the Organic Dairy Business owned or used by the Hood Companies. Section 6.9(a) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset that is owned by any other person and that is licensed to or used by TOC or is used in connection with the Organic Dairy Business.

     "Supply Contracts" means the written production and procurement contracts from the organic farm milk suppliers of the Hood Companies set forth on Section
6.10 of the Disclosure Schedule to the Dairy Business Agreement.

     "Territory" means Maine, New Hampshire, Vermont, Rhode Island, Connecticut, Massachusetts, New York, New Jersey, Maryland, Delaware, Virginia, Pennsylvania, the District of Columbia, North Carolina, South Carolina, Georgia and Florida and such other states, if any, as the parties may mutually agree upon in writing from time to time.

     "Trademarks" means the following trademarks: "The Organic Cow" (US Registration No. 2187282), "The Organic Cow of Vermont" (US Registration No. 1923869), and the trade dress of a cow's head with surrounding wreath (US Registration No. 2215813).

     "UHT Milk Products" means all brands of Organic White Fluid Milk processed by or for Horizon using UHT processing. UHT Milk Products will also include UHT organic creams, if Horizon processes UHT organic creams or has UHT organic creams processed for it.

     "UHT" means ultra-high temperature processing (i.e., processes which attain temperatures of 285 degrees Fahrenheit or higher).

     10.2  Indemnities.

           (a) Indemnification by Hood. Hood shall indemnify and hold harmless the Horizon Indemnitees from and against any Damages that they, or any of them, may suffer or incur as a result of, or arising out of any material breach of any of the representations, warranties,

                                      17.

covenants or obligations of the Hood Companies in this Agreement, the Transactional Agreements or the Disclosure Schedule.

           (b) Indemnification by Horizon. Horizon shall indemnify and hold harmless the Hood Indemnitees from and against any Damages that they, or any of them, may suffer or incur as a result of, or arising out of any material breach of any representation, warranty or covenant made by Horizon in this Agreement or any of the Transactional Agreements.

           (c) Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or proceeding with respect to which the Hood Companies or Horizon, as the case may be (the "Indemnifying Party"), may become obligated to indemnify, hold harmless, compensate or reimburse any Horizon or the Hood Companies Indemnitee (the "Indemnified Party") pursuant to this Section 10 , the Indemnified Party shall have the right, at its election, to require the Indemnifying Party to assume the defense of such claim or proceeding at the sole expense of the Indemnifying Party.

               (i) If the Indemnified Party so elects to require the Indemnifying Party to assume the defense of any such claim or proceeding:

                    (1) The Indemnifying Party shall proceed to defend such claim or proceeding in a diligent manner with counsel satisfactory to the Indemnified Party;

                    (2) The Indemnified Party shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnified Party that may be necessary to the defense of such claim or proceeding;

                    (3) The Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such claim or proceeding;

                    (4) The Indemnified Party shall have the right to participate in the defense of such claim or proceeding;

                    (5) The Indemnifying Party shall not settle, adjust or compromise such claim or proceeding without the prior written consent of the Indemnified Party, which may not be unreasonably withheld; and

                    (6) The Indemnified Party may at any time (notwithstanding the prior requirement that the Indemnifying Party assume the defense of such claim or proceeding) assume the defense of such claim or proceeding.

               (ii) If the Indemnified Party does not elect to require the Indemnifying Party to assume the defense of any such claim or proceeding (or if, after initially requiring the Indemnifying Party to assume such defense, the Indemnified Party elects to assume such defense), the Indemnified Party may proceed with the defense of such claim or proceeding on its own. If the Indemnified Party so proceeds with the defense of any such claim or proceeding on its own:

                                      18.

              (1) The Indemnified Party shall proceed to defend such claim or proceeding in a diligent manner;

              (2) All reasonable expenses relating to the defense of such claim or proceeding shall be borne and paid exclusively by the Indemnifying Party;

              (3) Each party shall make available to the other any documents and materials in its possession or control that may be necessary or useful to the defense of such claim or proceeding;

              (4) Each party shall keep the other party informed of all material developments and events relating to such claim or proceeding; and

          (d) Each party shall have the right to settle, adjust or compromise any claim solely against it without the consent of the other party; neither party shall have the right to settle, adjust or compromise any claim against both without the consent of the other, which consent shall not be unreasonably withheld.

    10.3 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    10.4 Severability and Construction. If, for any reason, any provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto; and the invalid provisions shall be deemed not to be part of this Agreement. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any Person or legal entity other than the parties hereto any benefits, rights or remedies.

    10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed one and the same instrument.

    10.6 Entire Agreement; Amendments. This Agreement, including all Schedules and Exhibits hereto, if any, contain the entire agreement of the parties concerning the matters described herein and supersede any and all prior agreements, including the Disclosure Agreement dated as of October 28, 1998 and Letter of Intent dated as of January 26, 1999, both of which are hereby terminated with respect to the supply and distribution matters covered hereby. This Agreement may not be changed except by an agreement in writing signed by the party against whom enforcement of any change is sought.

    10.7 Assignment. Either Horizon or Hood may freely enter into a transaction pursuant to which it merges with another entity or transfers substantially all of its assets and liabilities, including its rights under the Dairy Business Agreement and the Transactional Agreements, to
                                      19.

another entity, without obtaining the consent or approval of any other person. Except in connection with such a transaction, neither Horizon nor Hood may assign any of its rights or delegate any of its obligations under the Dairy Business Agreement or the Transactional Agreements unless mutually agreed to by both parties.

    10.8 Waiver. Failure of either party to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or powers hereunder at any subsequent time.

    10.9 Notices. All notices under this Agreement will be in writing and will be (i) presented personally, (ii) sent by registered air-mail, postage prepaid,
(iii) sent by telephonic facsimile transmission, or (iv) sent by private courier service addressed as follows, or to such other address as either party may subsequently designate by this notice procedure.

    To Horizon:

    Horizon Organic Holding Corporation
    6311 Horizon Lane
    Longmont, CO  80503
    Facsimile:  (303) 530-6934
    Attention:  President

    To Hood:

    c/o H.P. Hood Inc.
    90 Everett Avenue
    Chelsea, MA  02150-2301
    Facsimile:  (617) 887-8477
    Attention:  Chief Operating Officer

Any such notice or document will be deemed to have been given:

                   (a) If presented personally or delivered by courier, at the time of delivery in hand to any adult at the address specified, or at the time when an adult at the address specified refused to accept delivery; or

                   (b) If mailed or sent by telephonic facsimile transmission, upon acknowledgment of receipt by or on behalf of the addressee (but if the facsimile message was received at a time other than the recipient's normal business hours, it shall be deemed received at the opening of business on the next business day in the locality to which the same has been addressed).

In proving such giving of notice it will be sufficient to prove that delivery was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid registered letter and was signed for on delivery to the addressee (or an adult at the address refused to accept delivery) or that the facsimile was received.

                                      20.

    10.10 Governing Law. This Agreement shall be interpreted and construed according to the internal laws of the State of Colorado without consideration of conflicts of laws principles. Any action to enforce this Agreement by Horizon, including equitable relief, shall be brought in the United States District Court for the Commonwealth of Massachusetts or the Superior Court for Suffolk County, Massachusetts, and Horizon consents to the jurisdiction of such courts; any action to enforce this Agreement by Hood shall be brought in the United States District Court for the State of Colorado or the District Court for Denver County, Colorado, and Hood consents to the jurisdiction of such courts.

    10.11 Dispute Resolution. In the event any dispute arises between the parties, the dispute shall be settled by arbitration of the American Arbitration Association, by a single arbitrator appointed in accordance with the rules of said organization. If Hood brings the claim, the seat of such arbitration shall be in Boulder, Colorado. If the claim is brought by Horizon, the seat of such arbitration shall be in Boston, Massachusetts. All arbitration proceedings shall be in English. The award of the arbitrator shall be final and binding, shall not be subject to appeal and may be entered as a final judgment in any court of competent jurisdiction.

    10.12 Effect upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns; provided, however:

           (a) In the event of a merger of Hood, a sale of substantially all of Hood's assets, or a similar transaction to which the first sentence of Section
10.7 applies, Hood, or the successor or assignee shall provide Horizon with written notice of such transaction within 30 days of the closing of such transaction and if the successor or assignee of Hood is engaged in the organic dairy business or organic citrus juice business or organic egg business (a "Competing Entity"), the obligations of the Non-Competition Agreement shall not be binding upon Hood's successor or assign unless such successor or assign elects so to be bound and so notifies Horizon within sixty (60) days following the transaction; and if such successor or assign does not elect to be so bound in a timely manner, then Horizon may, upon the expiration of the sixty (60) day period in which such successor or assign could have notified Horizon of its election to be so bound and continuing for the ensuing sixty (60) day period, Horizon may elect to terminate the exclusive nature of the distributorship for Horizon UHT Milk Products under the Distribution Agreement.

           (b) In the event that Hood acquires a Competing Entity, by merger or otherwise, Hood shall provide Horizon with written notice of such transaction within 30 days of the closing of that acquisition. Horizon may then elect, by notice to Hood within sixty (60) days following the transaction, to require Hood to divest itself of the organic dairy business or organic citrus juice business or organic egg business of such entity, whereupon Hood shall be obliged so to divest itself within twelve months following the giving of such notice. If Hood does not divest itself of the Competing Entity, Horizon may elect to terminate the Distribution Agreement and the Non-Competition Agreement.

    10.13 Sale of Horizon. In the event of a merger of Horizon, a sale of substantially all of Horizon's assets, or a similar transaction to which the first sentence of Section 10.7 applies, Horizon with written notice of such transaction within 30 days of the closing of such transaction and if the successor or assignee of Horizon is a substantial competitor of Hood in the

                                      21.

conventional dairy business, then Hood shall have one year after the date of receipt of such written notice (the "Termination Period") to elect, at its sole discretion, to terminate both the Distribution Agreement and the Non-Competition Agreement, but Hood may not terminate one agreement and continue the other agreement. If Hood terminates the Distribution Agreement and the Non-Competition Agreement, Hood must continue to serve as Horizon's Master Distributor of UHT Milk products pursuant to the terms of the Distribution Agreement for a transition period of up to six months from the date of termination (the "Transition Period"). During the Transition Period, Hood agrees to use commercially reasonable efforts to continue to grow the UHT Milk Products business. Horizon must give Hood ninety (90) days notice if Horizon elects to terminate the Transition Period prior to the six-month anniversary of the termination of the Distribution Agreement and the Non-Competition Agreement. During the Transition Period, the Non-Competition Agreement shall remain in effect. If Hood does not terminate both the Distribution Agreement and the Non-Competition Agreement during the Termination Period, then both agreements shall continue in effect pursuant to their terms.

    10.14 Growth of the Organic Dairy Business. If the Organic Market Share exceeds fifteen percent (15%), then either party hereto may terminate the Distribution Agreement and the Non-Competition Agreement with ninety (90) written notice to the other party. If either party terminates the Distribution Agreement and the Non-Competition Agreement pursuant to this Section 10.14, Hood and Horizon must continue to meet the obligations of the Distribution Agreement for UHT Milk Products for a transition period of up to one year from the date of Termination. The one year transition period may be shortened by mutual consent.

                                      22.

       IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement on the day and year first above written.

Horizon Organic Holding Corporation

By:    /s/ Barnet M. Feinblum
           Barnet M. Feinblum
           President and Chief Executive Officer

H.P. Hood Inc.


By:    /s/ John A. Kaneb
           John A. Kaneb
           President and Chief Executive Officer

The Organic Cow L.L.C.
by its Manager, H.P. Hood Inc.


By:    /s/ John A Kaneb
           John A. Kaneb
           President and Chief Executive Officer

                                      23.

                                  Schedule 1.1

                                     ASSETS

     "Assets" shall mean and include all of the following:

                (a) all rights of the Hood Companies under the Contracts;

                (b) the Trademarks; and

                (b) all other Proprietary Assets, including all advertising and promotional materials possessed by the Hood Companies.

                                      24.

                                  Schedule 1.3

                              ASSUMED OBLIGATIONS

     Horizon will assume the obligations of the Hood Companies under all of the Contracts, but only to the extent such obligations (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by Hood of any provision of any of such Contracts, (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts, and (iv) are ascertainable (in nature and amount) solely by reference to the express terms of such Contracts.

                                      25.

                                   Exhibit A

                           Non-Competition Agreement

                                      26.

                                   Exhibit B

                           Assignment and Assumption

                                      27.

                                   Exhibit C

                       Supply and Distribution Agreement

                                      28.

                                   Exhibit D

                  Co-Packing and Interim Processing Agreement

                                      29.

                                   Exhibit E

                                Letter of Credit

                                      30.

An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.

                                      31.